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                                                                      EXHIBIT 12

               STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                                                       SEPTEMBER 30,
                                                          ---------------------------------------
                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Computation of Earnings:
  Income before income taxes and extraordinary item.....  $16,898,299   $13,294,117   $12,940,362
Add:
  Interest expense......................................   52,842,964    46,050,748    37,778,917
                                                          -----------   -----------   -----------
Earnings as adjusted....................................  $69,741,263   $59,344,865   $50,719,279
                                                          ===========   ===========   ===========
Computation of Fixed Charges:(a)
  Interest expense (including amortization of debt
     expense)...........................................  $52,842,964   $46,050,748   $37,778,917
  Preferred stock dividends(b)..........................      163,288       676,468     1,196,232
                                                          -----------   -----------   -----------
                                                          $53,006,252   $46,727,216   $38,975,149
                                                          ===========   ===========   ===========
Ratio of earnings to combined fixed charges and
  preferred stock dividends.............................         1.32x         1.27x         1.30x
                                                                 ====          ====          ====
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(a) No portion of rental expense could be demonstrated to be representative of the interest factor, and therefore none is included in fixed charges.

(b) Preferred stock dividends have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.

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